Exhibit 10.16
[LETTERHEAD OF SMART MODULAR TECHNOLOGIES, INC.]
April 16, 2004
TPG GenPar III, L.P.
301 Commerce St. Suite 3300
Fort Worth, TX 76102
TPG GenPar IV, L.P.
301 Commerce St. Suite 3300
Fort Worth, TX 76102
T3 GenPar II L.P.
301 Commerce St. Suite 3300
Fort Worth, TX 76102
Re: Advisory Agreement
Ladies and Gentlemen:
     Reference is made to the Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) entered into as of February 11, 2004 by and among Modular, Inc., a Delaware corporation, Modular (Cayman), Inc., an exempted company organized under the laws of the Cayman Islands, Modular Merger Corporation, a California corporation, Solectron Corporation, a Delaware corporation, Solectron Global Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands, Solectron Serviços e Manufactura Do Brasil Ltda., a limited liability company (sociedade por quotas de responsabilidade limitada) organized under the laws of the Federative Republic of Brazil and SMART Modular Technologies, Inc., a California corporation (the “Company”).
     Subject to the terms and conditions contained herein, this letter agreement (this “Letter Agreement”) sets forth the agreement of the parties with respect to the performance of certain advisory services for the Company by TPG GenPar III, L.P., TPG GenPar IV, L.P., and T3 GenPar II, L.P. (collectively, the “Advisors”).
     1. Term. This Letter Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or any Advisor provides written notice of termination of this Letter Agreement to the other parties at least 90 days prior to the expiration of the Term or any extension thereof. This Letter Agreement shall be automatically terminated upon a Sale (as such term is defined in the Amended and Restated Limited Liability Company Agreement (as the same may be amended from time to time, the “LLC Agreement”), dated as of the date hereof, of Modular, LLC, a Delaware limited liability company).
     2. Services. The Advisors shall perform or cause to be performed such services for the Company and/or its affiliates as directed by the Company’s board of directors, which may include, without limitation, the following: (i) executive and management services; (ii) identification, support and analysis of acquisitions and dispositions by the Company or its affiliates; (iii) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; (v) human resource functions, including searching and hiring of executives; and (vi) other services for the Company or its affiliates upon which the Company’s board of directors and the Advisors agree. Notwithstanding any provision in this Letter Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Company and/or its affiliates pursuant to this Letter Agreement and the level of services required to be provided to the Company by the Advisor shall not be unreasonably disproportionate relative to the amount of the Advisory Fee and the services provided by any other Institutional Investor (as such term is defined in the LLC Agreement) to the Company on substantially similar terms as set forth herein.
            3. Advisory Fee. (a) Subject to the terms and conditions herein, the Company shall pay the Advisors and/or their designees an annual advisory fee (the “Advisory Fee”) equal to $1,000,000 per annum, allocated among the Advisors in accordance with the percentages set forth in Schedule A, plus the reasonable out-of-pocket expenses of the Advisors and/or its affiliates (including without limitation, costs of travel and fees and expenses of counsel, accountants and consultants).
                  (b) The decision whether to collect any Advisory Fee in a given year shall be in the Advisors’ sole discretion. Any Advisor’s decision not to collect an Advisory Fee in any given year shall not be construed to be a waiver of that Advisor’s right to collect an Advisory Fee in any future year.
                  (c) All fees and expenses described in this paragraph 3 shall be payable to the Advisors or their designees on a quarterly basis in advance (based on the Company’s and the Advisors’ estimate of the amount of fees and expenses which shall become due and payable for such quarter) commencing as of the date hereof.
            4. Transaction Fees. The Company hereby agrees to pay to the Advisors or their designees on the Closing Date (as such term is defined in the Transaction Agreement) upon the consummation of the transactions contemplated by the Transaction Agreement a fee for services rendered in connection with the structuring of the financing for such transactions and certain other management services in the amount of $2,400,000, allocated among the Advisors in accordance with the percentages set forth in Schedule A, plus reasonable out-of-pocket expenses (including without limitation, costs of travel and fees and expenses of counsel, accountants and consultants). Such fees shall be payable to the Advisors or their designees by wire transfer to an account or accounts designated in writing by the Advisors.
            5. Liability. Neither the Advisors nor any other Indemnitee (as defined in paragraph 6 below) shall be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Letter Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. The Advisors make no representations or warranties, express or implied, in respect of the services to be provided by the Advisors or any of the other Indemnitees. Except as the Advisors may otherwise agree in writing after the date hereof (i) the Advisors shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (A) engage in the same or similar business activities or lines of business as the Company or any of its affiliates, including those competing with the Company or any of its affiliates and (B) do business with any client or customer of any of the Company or any of its affiliates, (ii) neither the Advisors nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein, and (iii) in the event that the Advisors acquire knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its affiliates, on the one hand, and the Advisors, on the other hand, or any other person, the Advisors shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its affiliates and, notwithstanding any provision of this Letter Agreement to the contrary, shall not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its affiliates. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in paragraph 6 below) relating to the service to be provided by the Advisors hereunder.
            6. Indemnity. The Company shall defend, indemnify and hold harmless the Advisors and their affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Letter Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. The Company shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its affiliates or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Letter Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then the Advisors shall reimburse the Company for the costs of defense and other costs incurred by the Company.
            7. Assignment. The Company may not assign any obligations hereunder to any other party without the prior written consent of the Advisors (which consent shall not be unreasonably withheld), and the Advisors may not assign their obligations hereunder to any other party without the prior written consent of the Company (which consent shall not be unreasonably withheld); provided that the Advisors may, without consent of the Company, assign their respective rights and obligations under this Letter Agreement to any Affiliate (as such term is defined in the LLC Agreement).
            8. Successors. This Letter Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.
            9. Counterparts. This Letter Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
            10. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Letter Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Letter Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. This Letter Agreement may not be amended in a manner materially adverse to the Company and the Company may not waive any material provision of this Letter Agreement that is for its benefit. All issues concerning this Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.
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Very truly yours,

SMART MODULAR
TECHNOLOGIES, INC.

By:	/s/ Iain MacKenzie

Name: Iain MacKenzie
Title: President
Agreed and Accepted:
TPG GENPAR III, L.P.
By: TPG Advisors III, Inc.,
its General Partner

By:	/s/ Richard A. Ekleberry

Name: Richard A. Ekleberry
Title: Vice President
TPG GENPAR IV, L.P.
By: TPG Advisors IV, Inc.,
its General Partner

By:	/s/ Richard A. Ekleberry

Name: Richard A. Ekleberry
Title: Vice President
T3 GENPAR II, L.P.
By: T3 Advisors II, Inc.,
its General Partner

By:	/s/ Richard A. Ekleberry

Name: Richard A. Ekleberry
Title: Vice President

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